EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS THIRD QUARTER
AND NINE MONTHS FISCAL 2012 RESULTS

Los Angeles, California – (February 8, 2012) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its third quarter and nine months ended January 1, 2012.

Third Quarter Highlights

-	Comparable store sales decreased 2.0% primarily due to the unseasonably warm and dry winter weather;
-	Net sales increased $1.4 million to $97.2 million from $95.8 million in the third quarter of fiscal 2011;
-	Non-winter categories comparable store sales increased 6.6%;
-	Online sales increased 14.5%; and
-	Online sales of non-winter categories increased 30.9%.

Third Quarter Results

Comparable store sales decreased 2.0% while online sales increased 14.5% for the third quarter of fiscal 2012.  The decrease in comparable store sales is primarily due to the unseasonably warm and dry winter weather, which significantly affected snowfall at the resorts most frequented by the Company’s customers.  This resulted in a 21.8% sales decrease in winter related merchandise, which was partially offset by a 6.6% sales increase in non-winter categories.  Online sales of winter related merchandise decreased 13.0% while sales of non-winter categories increased 30.9%.  The decrease in comparable store sales was offset by an increase of $5.2 million due to a calendar shift (see “Fiscal Calendar” below for details), causing net sales to increase 1.5% to $97.2 million for the third quarter of fiscal 2012 from $95.8 million for the third quarter of fiscal 2011.  The impact of the calendar shift is primarily the result of the week following Christmas being included in the third quarter of fiscal 2012 compared to the fourth quarter in fiscal 2011.

Gross profit as a percent of sales decreased to 27.1% from 27.5% for the third quarter of last year primarily due to an increase in promotional activity from the week following Christmas being included in the third quarter of fiscal 2012 compared to the fourth quarter in fiscal 2011.  Selling, general and administrative (SG&A) expenses as a percent of sales decreased slightly to 25.1% from 25.3% in the same period last year, primarily due to the increase in leverage from the increase in sales.

The Company’s net loss for the quarter ended January 1, 2012 increased to $1.0 million, or $0.07 per diluted share, from a net loss of $0.9 million, or $0.06 per diluted share, for the quarter ended December 26, 2010.

Craig Levra, Chairman and CEO, stated, “After three consecutive quarters of positive and sequential improvements in our comparable store sales, the unseasonably warm and dry winter weather we experienced in the third quarter impacted this trend and caused a 2.0% decrease in comparable store sales.  We are working diligently to minimize the negative effects of the weather while capitalizing on the merchandise categories that respond well to warm and dry conditions.”

Nine-Month Results

For the nine months ended January 1, 2012, net sales increased 1.4% to $268.0 million from $264.3 million for the first nine months of the prior fiscal year, primarily due to a comparable store sales increase of 1.0%, an online sales increase of 26.1%, and a calendar shift increase of $4.0 million.

Gross profit as a percent of sales increased to 28.3% from 28.0% for the first nine months of the prior fiscal year, primarily due to a decrease in markdowns and an improvement in inventory shrinkage.  SG&A expenses as a percent of sales decreased slightly to 25.5% from 25.6% a year ago.

The Company’s net loss for the nine months ended January 1, 2012 was reduced by $2.1 million to $1.3 million, or $0.09 per share, from a net loss of $3.3 million, or $0.23 per share, for the nine months ended December 26, 2010.

Liquidity

On January 1, 2012, the Company’s bank credit facility had a borrowing capacity of $65.0 million, of which the Company utilized $31.1 million (including a letter of credit for $2.6 million) and had $33.9 million in availability compared to $27.3 million for the same period ended last year.  The amount of availability fluctuates due to seasonal changes throughout the year.

Fourth Quarter of Fiscal 2012

The fourth quarter of fiscal 2012 may be negatively impacted by i) a further decline in comparable store sales due to continued warm and dry weather; ii) a relative increase in the amount of winter related merchandise sold at lower margins during the quarter compared to the same period last year; iii) the potential need for future retail price reductions on the additional remaining winter inventory; iv) the week following Christmas, a high sales volume week,  being included in the third quarter of fiscal 2012 rather than the fourth quarter as in fiscal 2011; and v) the fourth quarter of fiscal 2012 consists of one less week than the fourth quarter of  fiscal 2011.

Fiscal Calendar

The Company’s fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to the last day of March and is named for the calendar year ending closest to that date.  Fiscal 2011 was a 53 week year and thus included one extra week in the fourth quarter and ended on April 3, 2011.  As a result of the extra week in fiscal 2011, the fiscal quarters of 2012 may not compare to fiscal 2011 due to the calendar shift of sales related to holiday promotions.  The results for the 13 and 39 weeks ended January 1, 2012 are compared to the 13 and 39 weeks ended December 26, 2010, except for comparable store sales results, which compare the 13 and 39 weeks ended January 1, 2012 to the 13 and 39 weeks ended January 2, 2011.  For a more detailed discussion of the calendar shift, see “Item 1. Business – Fiscal Calendar” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2011.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty retailer with 54 stores in California, Nevada, Arizona and Utah; Sport Chalet online at sportchalet.com; and a Team Sales division.  The Company offers over 50 specialty services for the sports enthusiast, including climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, custom golf club fitting, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including, but not limited to the effectiveness of the Company’s strategies to return to profitability, involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations (Unaudited)

	13 weeks ended		39 weeks ended
	January 1, 2012	December 26, 2010	January 1, 2012	December 26, 2010
	(in thousands, except per share amounts)
Net sales	$97,223	$95,828	$268,027	$264,278
Cost of goods sold, buying and occupancy costs	70,917	69,464	192,198	190,366
Gross profit	26,306	26,364	75,829	73,912

Selling, general and administrative expenses	24,410	24,226	68,365	67,706
Depreciation and amortization	2,468	2,456	7,365	7,644
(Loss) income from operations	(572)	(318)	99	(1,438)

Interest expense	464	543	1,360	1,884
Loss before income taxes	(1,036)	(861)	(1,261)	(3,322)

Income tax provision	-	-	2	-
Net loss	$(1,036)	$(861)	$(1,263)	$(3,322)

Loss per share:
Basic and diluted	$(0.07)	$(0.06)	$(0.09)	$(0.23)

Weighted average number of common shares outstanding:
Basic and diluted	14,190	14,189	14,190	14,188

Sport Chalet, Inc.

Consolidated Balance Sheets

	January 1,	April 3,
	2012	2011
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$1,026	$51
Accounts receivable, net	4,758	2,109
Merchandise inventories	107,004	93,588
Prepaid expenses and other current assets	4,547	4,542
Total current assets	117,335	100,290

Fixed assets, net	23,064	26,830
Total assets	$140,399	$127,120

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$43,867	$21,606
Loan payable to bank	28,505	40,854
Salaries and wages payable	4,870	3,247
Other accrued expenses	21,268	16,943
Total current liabilities	98,510	82,650

Deferred rent	19,905	22,024
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares - 2,000,000 Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value: Authorized shares - 46,000,000 Issued and outstanding shares – 12,414,490 at January 1, 2012 and 12,413,490 at April 3, 2011	124	124
Class B Common Stock, $.01 par value: Authorized shares - 2,000,000 Issued and outstanding shares – 1,775,821 at January 1, 2012 and 1,775,821 at April 3, 2011	18	18
Additional paid-in capital	36,908	36,107
Accumulated deficit	(15,066)	(13,803)
Total stockholders’ equity	21,984	22,446
Total liabilities and stockholders’ equity	$140,399	$127,120

Sport Chalet, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
	January 1, 2012	December 26, 2010
	(in thousands)
Operating activities
Net loss	$(1,263)	$(3,322)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,365	7,644
Loss on disposal of property and equipment	43	1
Share-based compensation	801	697
Changes in operating assets and liabilities:
Accounts receivable	(2,649)	(1,584)
Merchandise inventories	(13,416)	(10,794)
Prepaid expenses and other current assets	(5)	(57)
Income tax receivable	-	9
Accounts payable	22,261	20,497
Salaries and wages payable	1,623	(626)
Other accrued expenses	3,603	3,355
Deferred rent	(2,119)	(481)
Net cash provided by operating activities	16,244	15,339

Investing activities
Purchase of fixed assets	(2,980)	(1,216)
Proceeds from sale of assets	60	-
Net cash used in investing activities	(2,920)	(1,216)

Financing activities
Proceeds from bank borrowing	273,584	269,628
Repayment of bank borrowing	(285,933)	(273,025)
Proceeds from exercise of stock options	-	12
Net cash used in financing activities	(12,349)	(3,385)

Increase in cash and cash equivalents	975	10,738
Cash and cash equivalents at beginning of period	51	2,906
Cash and cash equivalents at end of period	$1,026	$13,644

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$1,338	$1,771
Income tax	$2	$-

Supplemental Disclosure of non-cash investing and financing activities
Fixed assets acquired under capital leases	$722	$642